EXHIBIT 99



FOR IMMEDIATE RELEASE - April 19, 2000

CONTACT:       Linda A. Pleiman
               Manager - Investor Relations
               lpleiman@nsgrouponline.com


     NS GROUP, INC.  ELECTS THREE  NEW  DIRECTORS TO BOARD


Newport, Kentucky - NS Group, Inc. announced today that Mr.
David Brown, Mr. George Helland Jr., P.E. and Mr. Gary Kott were elected to the Board of Directors effective April 20, 2000.

Mr. David Brown is currently the President of The Windsor Group, Inc. a consulting company which focuses on strategy related issues facing oilfield services and engineering companies. Mr. Brown currently serves on the Board of Directors and is Chairman of the Audit Committee for BTU International, Inc., EMCOR Group, Inc. and Marine Drilling Companies, Inc. He serves on the Board of Directors and is a member of the Audit Committee for Technical Communications Corp. He is a member of the three-man Executive Committee for Marine Drilling Companies, as well as the Chairman of the Compensation Committee for BTU International, Inc.

Mr. George Helland is currently a Senior Associate serving as the oil service industry expert at Cambridge Energy Research Associates, an independent firm providing insight into the energy future. Mr. Helland currently serves as a director for Junior Achievement International, the Eurasia Foundation, Southwest Research Institute and Briarwood School. Mr. Helland held senior positions with a number of leading oil service companies and was Deputy Assistant Secretary of Energy in the Bush administration.

Mr. Kott, a retired executive of Global Marine, Inc., is currently a consultant in the areas of corporate strategy, financing, operations efficiency and organizational development. He is past Chairman of the International Association of Drilling Contractors (IADC) and was elected "Contractor of the Year" in 1992. He also serves on the board of TESCO Corporation and Friede, Goldman, Halter, Inc.

Mr. Rene J. Robichaud, President and Chief Executive Officer of NS Group, Inc. stated, "We are excited about the appointment of these board members. Their experience and insight will be very helpful in bringing NS Group closer to our customer base in the energy industry."